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EXHIBIT 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (the "Agreement") is dated effective as of the 1st day of August, 2002 (the "Effective Date"), between Superior TeleCom Inc., a Delaware corporation ("Parent"), Essex Group, Inc., a Michigan corporation and an indirect wholly-owned subsidiary of Parent (the "Company", together with the Parent and its affiliated companies, the "Employer") and H. Patrick Jack (the "Executive").

W I T N E S S E T H

        WHEREAS, the Parent desires to employ the Executive in a senior executive capacity with the Parent subject to the terms and conditions hereof, and the Executive desires to be employed by the Parent in such capacity;

        WHEREAS, the Parent, the Company and the Executive desire to enter into an employment agreement, effective as of the date set forth above; and

        WHEREAS, the parties hereto desire to set forth in writing the terms and conditions of their understandings and agreements.

        NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1. POSITION/DUTIES.

        (a) During the Employment Term, the Executive shall serve as a Senior Vice President of the Parent and President of the OEM Group of the Company with such responsibilities, duties and authority as are from time to time assigned to the Executive by the Chief Executive Officer of the Parent and/or the President and Chief Operating Officer of the Parent. The Executive's duties shall be performed primarily at the headquarters office for the OEM Group as it may exist from time to time, which is currently located in Fort Wayne, Indiana. The Executive shall report directly to the President and Chief Operating Officer of the Parent.

        (b) During the Employment Term (as hereinafter defined), and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all or substantially all of his full business time, energy and skill in the performance of his duties for the Employer and to perform faithfully and efficiently such duties. During the Employment Term, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, provided that the Chief Executive Officer of the Parent first approves of such service and (B) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Employer in accordance with this Agreement and are not directly competitive with the operating businesses of the Employer.

        (c) Notwithstanding anything to the contrary in this Section 1, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Parent, the Company and any of their subsidiaries and in one or more executive offices of any of the Parent's or Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities.

        2. EMPLOYMENT TERM. The Executive's term of employment under this Agreement (such term of employment is herein referred to as the "Employment Term") commenced on the Effective Date and shall continue until terminated by either party as provided in Section 8. In no event, however, shall the Employment Term extend beyond the end of the month in which the Executive's sixty-fifth birthday occurs.

        3. BASE SALARY. During the Employment Term, the Employer agrees to pay the Executive a base salary ("Base Salary") at an annual rate of not less than $275,000 or such higher rate as may from time to time by determined by the board of directors of the Parent (the "Parent Board") or an authorized committee thereof, payable in substantially equal installments accordance with the normal payroll practices of the Employer. The Executive's Base Salary shall be subject to annual review by the Parent Board (or an authorized committee thereof) and shall be increased as of each anniversary of the Effective Date pursuant to such review by a percentage no less than the percentage increase in the consumer price index, as published by the Bureau of Labor Statistics of the U.S. Department of Labor, for the calendar year immediately preceding such review. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Base Salary shall not be reduced after any such increase and the term Base Salary as utilized in this Agreement shall refer to Base Salary as so increased.

        4. BONUSES.

        (a) SIGN-ON BONUS. Within fifteen (15) business days after the Effective Date, the Employer shall pay the Executive a one-time lump sum cash payment in the amount of $75,000 (the "Sign-On Bonus"). In the event the Executive's employment with the Company terminates for any reason (other than a termination by the Company without Cause (as defined in Section 8(c)) or by the Executive for Good Reason (as defined in Section 8(e))) at any time during the 12-month period commencing on the Effective Date, the Executive shall be required to return the Sign-On Bonus to the Company no later than 45 days following such termination date. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Employer shall have the right to offset any payment provided for in this Agreement or any accrued obligation or other payments (if any) by any outstanding portion of the Sign-On Bonus which is required to be returned to the Company that has not otherwise been timely returned.

        (b) ANNUAL BONUS. During the Employment Term, in addition to the Base Salary, the Employer will pay the Executive an annual cash bonus (the "Annual Bonus") within 90 days following the last day of the Parent's fiscal year for which the Annual Bonus is awarded pursuant to the Parent's Senior Management Annual Incentive Plan, as in effect from time to time; provided, however, on or after a SUT Change of Control (as defined in Appendix A) the dollar amount of the Annual Bonus shall be at least equal to the Executive's highest cash bonus under the Parent's annual cash bonus program, or any comparable cash bonus under any predecessor or successor plan, for the last three full fiscal years prior to such SUT Change of Control. The Executive expressly acknowledges that he is currently designated within salary band 27 for annual incentive compensation purposes. The annual target bonus payable to the Executive upon the achievement of applicable performance goals set under the Parent's Senior Management Annual Incentive Plan, as in effect from time to time, shall be at least 60% of Base Salary.

        (c) LONG TERM INCENTIVE BONUS. During the Employment Term, in the event that the Parent establishes a long-term incentive compensation plan based on a multi-year cycle and specified performance goals, the Executive shall be considered for participation in such plan as may be modified from time to time by the Parent Board (or a duly authorized committee thereof) in its sole discretion.

        5. EMPLOYEE BENEFITS.

        (a) WELFARE BENEFITS. During the Employment Term, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Employer (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to peer executives of the Employer.

        (b) INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the Employment Term, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to peer executives of the Employer. The Executive shall be named as a participant in the Senior Executive Retirement Plan.

        (c) FRINGE BENEFITS. During the Employment Term:

          (i) The Employer shall reimburse the Executive for the reasonable expenses incurred by the Executive in undergoing an annual physical examination by a licensed physician.

          (ii) The Employer shall reimburse the Executive for the reasonable expenses incurred by the Executive in connection with obtaining professional tax and financial planning advice.

          (iii) (A) The Employer shall provide the Executive with a loan, to be evidenced by a promissory note (the "Note") in a form reasonably satisfactory to the Parent, to pay the initiation fee for the Executive's membership in a country club. The Note, including all accrued but unpaid interest thereon, will be unsecured, but fully recourse. The annual interest rate of the Note will be equal to seven percent (7.0%). The loan shall be forgiven at a rate equal to twenty-five percent (25%) per year beginning on the first anniversary of the Effective Date and each anniversary thereafter, provided the Executive is employed by the Employer on each such anniversary date. The Executive shall be responsible for the payment of any Federal, state or local income tax liability incurred as a result of the forgiveness of the loan. Solely in the event of the Executive's termination of employment as a result of the Executive's death or Disability (as defined below) or in connection with certain termination of employment related to a Divisional Change of Control or a SUT Change of Control as specified in Section 9(f), the total unforgiven loan balance (including interest thereon) shall be forgiven. Any amounts loaned to the Executive pursuant to this Section 5(c)(iii)(A) shall not be deemed salary or other compensation for the purposes of computing benefits to which the Executive may be entitled under any pension plan or other arrangement of the Employer for the benefit of its employees.

            (B) In addition, the Employer shall reimburse the Executive for membership fees, dues and special assessments incurred by the Executive in connection with his membership in a country club.

        (d) VACATION. During the Employment Term, the Executive shall be entitled to paid vacation of four weeks per year, any unused portion of which shall be forfeited as of the end of each year.

        (e) EXPENSES. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including (i) all expenses of travel and living expenses while away from home or business or at the request of and in the service of the Employer and (ii) a monthly automobile cash allowance of $1,000.

        (f) RELOCATION. The Executive shall relocate to the vicinity of the headquarters office for the OEM Group within 120 days of the Effective Date. The Employer agrees to pay for or reimburse the Executive for the reasonable expenses and costs of relocating to the vicinity of headquarters office for the OEM Group. All amounts payable under this Section 5(f) shall be subject to the Executive's presentment to the Employer of appropriate documentation requested by the Employer.

        (g) DISABILITY OFFSET. Payments made to the Executive pursuant to this Section 5 shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Employer or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payments.

        6. STOCK OPTIONS.

        (a) OPTION GRANT. The Parent shall recommend to the Stock Option Committee of the Parent Board (the "Committee") that the Committee grant (not later than the next scheduled meeting of the Committee) to the Executive an option (the "Option") to purchase 100,000 shares of the Parent's common stock, par value $.01 (the "Common Stock") under the Parent's 1996 Stock Incentive Plan as amended and restated as of January 1, 2001 and as may be in effect from time to time (the "1996 Stock Incentive Plan") at an exercise price equal to the fair market value (as defined in the 1996 Stock Incentive Plan) of the Common Stock on the date of grant. The Option shall, to the maximum extent permitted by applicable law, be designated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and to the extent not allowable, the Option shall be a non-qualified stock option.

        (b) VESTING. The Option shall vest and become exercisable in equal cumulative, annual installments of 33 1/3% on the first, second and third anniversary of the date of grant, provided the Executive is employed by the Employer on each such vesting date. In the event of the Executive's termination of employment (i) by the Executive other than due to death, Disability (as defined below) or for Good Reason or (ii) by the Employer for Cause, the Option, to the extent not theretofore exercisable, shall lapse and be forfeited. In the event the Executive's employment is terminated for any other reason, including, without limitation, death, Disability, for Good Reason or without Cause, the Option shall vest and become exercisable in full.

        (c) FORM OF OPTION. The Option shall be granted pursuant to and, to the extent not contrary to the terms of this Agreement, shall be subject to all of the terms and conditions imposed under the Parent's standard stock option agreement and the 1996 Stock Incentive Plan or any other stock option plan sponsored by Parent.

        (d) DISCRETIONARY GRANTS. In addition to the Option, at the sole discretion of the Parent Board (or a duly authorized committee thereof), the Executive shall be eligible for additional annual grants of stock options commencing after December 31, 2003.

        (e) ELIGIBILITY FOR DEFERRAL. The Option and any restricted shares of Common Stock subject to a vesting schedule that are provided to the Executive under Section 7 of this Agreement shall be eligible for deferral by the Executive under the Parent's Deferred Stock Account Plan in accordance with the terms and provisions of such plan. Deferrals made by the Executive under the Parent's Deferred Stock Account Plan shall not be eligible for a matching contribution and shall be otherwise subject to the terms and provisions of such plan.

        7. RESTRICTED STOCK. The Parent shall recommend to the Committee that the Committee grant to the Executive 30,000 restricted shares of Common Stock, which restricted shares will be set aside in the custody, control and possession of the Parent and have and will be released to the Executive at the rate of 25% on each of the first and second anniversaries of the date of grant and 50% on third anniversary of the date of grant. In the event of the Executive's termination of employment prior to the third anniversary of the Effective Date (i) by the Executive other than due to death, Disability (as defined below), for Good Reason or without Cause or (ii) by the Employer for Cause, then the scheduled releases on any subsequent anniversary of the Effective Date shall be cancelled and all restricted shares of Common Stock not theretofore released shall be forfeited by the Executive and shall be cancelled and retired by the Parent. In the event the Executive's employment is terminated for any other reason prior to the third anniversary of the Effective Date, including, without limitation, due to death, Disability, for Good Reason or without Cause, all restricted shares of Common Stock (including, without limitation, restricted shares of Common Stock granted pursuant to this Section 7) not theretofore released shall thereupon become released to the Executive. The restricted shares of Common Stock shall be granted pursuant to and, to the extent not contrary to the terms of this Agreement, shall be subject to all of the terms and conditions imposed under the Parent's standard restricted stock agreement and the 1996 Stock Incentive Plan or any other equity-incentive plan sponsored by the Parent authorizing the grant of restricted shares of Common Stock. Solely to the extent permissible under applicable law and the rules of any applicable exchange, to the extent that there is an insufficient number of shares of Common Stock available for awards granted under the 1996 Stock Option Plan, the restricted shares of Common Stock shall be granted from issued shares of Common Stock reacquired by the Parent and held in treasury.

        8. TERMINATION. The Executive's employment and the Employment Term shall terminate without any breach of this Agreement on the first of the following to occur:

        (a) DISABILITY. Upon 90 days' written notice by the Employer to the Executive of termination due to Disability during the Employment Term, provided that, within the 90 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Employer on a full-time basis for 180 consecutive days (or such shorter period as will suffice for the Executive to qualify for full disability benefits under the applicable disability insurance policy or policies of the Employer) as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Employer or its insurers and reasonably acceptable to the Executive or the Executive's legal representative.

        (b) DEATH. Automatically on the date of death of the Executive during the Employment Term.

        (c) CAUSE. Immediately upon written notice by the Employer to the Executive of a termination for Cause during the Employment Term provided, such notice is given within 90 days of the discovery of the Cause event by the Chief Executive Officer of the Parent and/or the President and Chief Operating Officer of the Parent. For purposes of this Agreement, "Cause" shall mean:

          (i) the willful and continued failure of the Executive to perform substantially the Executive's duties pursuant to this Agreement (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer of the Parent and/or the President and Chief Operating Officer of the Parent which specifically identifies the manner in which the Chief Executive Officer of the Parent and/or the President and Chief Operating Officer of the Parent believes that the Executive has not substantially performed the Executive's duties and which is not remedied within 20 days of delivery of such written notice; or

          (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Employer.

        For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Parent Board or upon the instructions of the Chief Executive Officer of the Parent and/or the President and Chief Operating Officer of the Parent or based upon the advice of counsel for the Parent shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer.

        (d) WITHOUT CAUSE. Upon 60 days' written notice by the Employer to the Executive of an involuntary termination without Cause during the Employment Term.

        (e) GOOD REASON. Upon written notice by the Executive to the Employer of a termination for Good Reason during the Employment Term provided, such notice is given within 90 days of the

Executive's discovery of the Good Reason event. For purposes of this Agreement, "Good Reason" shall mean:

          (i) the assignment to the Executive of any duties materially inconsistent with the Executive's position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1(a) of this Agreement, or any other action by the Employer which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose isolated and inadvertent action(s) not taken in bad faith and remedied by the Employer promptly after receipt of notice thereof given by the Executive;

          (ii) any material failure by the Employer to comply with any of the material provisions of this Agreement, other than isolated and inadvertent failure(s) not occurring in bad faith and remedied by the Employer promptly after receipt of notice thereof given by the Executive;

          (iii) any termination by the Employer of the Executive's employment otherwise than as expressly permitted by this Agreement;

          (iv) any failure by the Parent to comply with and satisfy Section 16(a) of this Agreement;

          (v) during any Transition Period, any failure of the Employer to provide the Executive with an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Employer at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, those provided generally at any time after the Change of Control to any other peer executive of the Employer; or

          (vi) in connection with an event that would otherwise constitute a Divisional Change of Control but for the fact that the Executive continues to be chiefly responsible for the assets and business which comprised the Company's OEM Group immediately prior to the occurrence of such event, an award of equity interest is made to the senior management team of the Company's OEM Group and the Executive does not receive at least 40% of such equity interest awarded.

        (f) WITHOUT GOOD REASON. Upon 120 days' written notice by the Executive to the Employer of the Executive's voluntary termination of employment without Good Reason (which the Employer may, in its sole discretion, make effective earlier than any notice date).

        (g) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Employer or by the Executive (other than termination by reason of the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 17 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon (ii) other than in connection with a termination pursuant to Section 8(d), to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date. The good faith failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Employer, respectively, hereunder or preclude the Executive or the Employer, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Employer's rights hereunder. If within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the date of termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

        9. COMPENSATION UPON TERMINATION.

        (a) COMPENSATION UPON TERMINATION FOR DISABILITY. If the Executive's employment by the Employer is terminated by reason of the Executive's Disability during the Employment Term, the Employer shall pay or provide the Executive the sum of (i) the Executive's Base Salary through the date of termination to the extent not theretofore paid, (ii) the product of (x) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred, for the most recently completed fiscal year, if any (the "Annual Bonus Amount"), multiplied by (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, (iii) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid and (iv) reimbursement for any unreimbursed expenses incurred through the date of termination (the sum of the amounts described in clauses (i), (ii), (iii) and (iv)) shall be referred to in this Agreement as the "Accrued Obligations"). The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the date of termination.

        In addition, to the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Executive's legal representatives any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Employer (such other amounts and benefits shall be referred to in this Agreement as the "Other Benefits"). Notwithstanding the foregoing, if the Executive's employment by the Employer is terminated by reason of the Executive's Disability during the period commencing six months prior to a Divisional Change of Control or SUT Change of Control and ending on the third anniversary of a Divisional Change of Control or SUT Change of Control (the "Transition Period"), the term "Other Benefits" shall include, and the Executive shall be entitled after the date of termination to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Employer to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to peer executives and their families at any time during the 120-day period immediately preceding the Divisional Change of Control or SUT Change of Control or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to any other peer executive of the Employer and their families.

        Notwithstanding the foregoing, the Employer shall maintain, at the Employer's sole expense, in full force and effect, for the continued benefit of the Executive for 12 months following the date of termination, all employee welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the date of termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs ("Continued Welfare Benefits"). In the event that the Executive's participation in any such plan or program is barred, the Employer shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

        The Employer shall also forgive all outstanding indebtedness of the Executive to the Employer under the Note.

        (b) COMPENSATION UPON TERMINATION FOR DEATH. If the Executive's employment by the Employer is terminated by reason of the Executive's death during the Employment Term, the Employer shall (i) pay the Accrued Obligations and an amount equal to the sum of the Executive's Base Salary in effect immediately prior to termination and the Annual Bonus Amount to the Executive's legal representatives, in a lump sum in cash within 30 days of the date of termination; and (ii) timely pay or provide the Other Benefits; and (iii) timely pay or provide the Continued Welfare Benefits for twelve months following the date of termination. Notwithstanding the foregoing, if the

Executive's employment by the Employer is terminated by reason of the Executive's death during the Transition Period, the term Other Benefits shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Employer to the estates and beneficiaries of peer executives of the Employer under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to the most senior executives and their beneficiaries at any time during the 120-day period immediately preceding the Divisional Change of Control or SUT Change of Control or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to any other peer executive of the Employer and their beneficiaries. The Employer shall also forgive all outstanding indebtedness of the Executive to the Employer under the Note.

        (c) COMPENSATION UPON TERMINATION FOR CAUSE. If the Executive's employment is terminated for Cause during the Employment Term, this Agreement shall terminate without further obligation to the Executive, except that the Employer shall pay or provide the Executive the sum of (i) the Executive's Base Salary through the date of termination, (ii) the amount of any compensation previously deferred by the Executive and (iii) Other Benefits, in each case to the extent theretofore unpaid.

        (d) COMPENSATION UPON TERMINATION WITHOUT GOOD REASON. If the Executive's employment is terminated by the Executive without Good Reason during the Employment Term, this Agreement shall terminate without further obligation to the Executive, except that the Employer shall (i) pay the Accrued Obligations (other than the amount described in Section 9(a)(ii)) to the Executive in a lump sum in cash within 30 days of the date of termination; and (ii) timely pay or provide the Other Benefits.

        (e) COMPENSATION UPON TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive's employment by the Employer is terminated by the Employer other than for Cause in accordance with Section 8(d) hereof or by the Executive for Good Reason in accordance with Section 8(e) hereof (i) the Employer shall pay to the Executive a lump sum in cash within 30 days of the date of termination in an amount equal to (x) one and one-half times (one times with respect to terminations occurring on or after January 1, 2004) the sum of (1) the Base Salary in effect immediately prior to termination and (2) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred, for the most recently completed fiscal year (if any) plus (y) the Accrued Obligations; (ii) the Employer shall timely pay or provide the Other Benefits; and (iii) the Parent shall cause the Option granted pursuant to Section 6(a) and the restricted shares of Common Stock granted pursuant to Section 7 to become fully vested and/or exercisable.

        (f) COMPENSATION UPON TERMINATION WITHOUT CAUSE OR FOR GOOD REASON FOLLOWING A DIVISIONAL CHANGE OF CONTROL OR SUT CHANGE OF CONTROL, ETC. If the Executive's employment by the Employer is terminated by the Employer without Cause or by Executive for Good Reason at any time during the Transition Period (as defined in Section 9(a)) relating to a Divisional Change of Control or a SUT Change of Control or if the Executive's employment by the Employer is terminated by the Executive for Good Reason in accordance with Section 8(e)(vi) hereof, then the Employer shall pay or provide the Executive with the following payments and benefits as soon as practical following the later of the date of the Executive's termination or the date of the Divisional Change of Control or SUT Change of Control, as applicable, but in no event later than 30 days following the Divisional Change of Control or SUT Change of Control (except as specifically otherwise provided herein):

    (i) the Employer shall pay to the Executive in a lump sum in cash within 30 days after the date of termination the aggregate of the following amounts:

      (A) Accrued Obligations;

      (B) a lump sum cash payment equal to three times the sum of (x) Executive's Base Salary in effect immediately prior to termination and (y) the highest Annual Bonus paid or payable to the Executive during the three full fiscal years prior to the Divisional Change of Control or SUT Change of Control but in no event less than 60% of the Executive's Base Salary in effect for fiscal year 2002;

      (C) all performance goals under any long-term incentive compensation plan based on a multi-year cycle shall be deemed achieved at target (or, if higher at the time of a Divisional Change of Control or SUT Change of Control, the actual level of achievement of the performance goals) and awards shall be paid in a lump sum payment; and

      (D) an amount equal to the excess of (x) the actuarial equivalent of the benefit under the Employer's defined benefit retirement plans, including any excess or supplemental retirement plan in which the Executive participates (together, the "Retirement Plans") (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plans immediately prior to the Divisional Change of Control or SUT Change of Control), which the Executive would receive if the Executive's employment continued for three years after the date of termination (including any additional years of service that would have been credited pursuant to the last sentence Section 5(b)) assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive's compensation in each of the three years is that required by Sections 3 and 4, reduced by (y) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plans as of the date of termination.

    (ii) for three years after the Executive's date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Employer shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 5(a) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to any other peer executive of the Employer and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the date of termination and to have retired on the last day of such period;

    (iii) the Employer shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion, and which shall include the provision of reasonable office space and secretarial assistance for the Executive, up to a maximum of $30,000;

    (iv) timely pay or provide the Other Benefits;

    (v) the Parent shall cause all stock options to purchase shares of Common Stock (including, without limitation, the Option) and restricted shares of Common Stock held by or for the benefit of the Executive to become immediately fully vested and/or exercisable upon the occurrence of a Divisional Change of Control or SUT Change of Control;

    (vi) the Employer shall forgive all outstanding indebtedness of the Executive to the Employer under the Note; and

    (vii) for three years after the Executive's date of termination, Executive shall be entitled, consistent with past practice, to receive a monthly automobile cash allowance of $1,000.

        10. EXCISE TAX. In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, the provisions of Exhibit B shall apply.

        11. STOCK OPTIONS AND COMPANY STOCK.

        (a) In the event of the Executive's death, whether his death occurs during or after the Employment Term, all unexercised and exercisable stock options to purchase shares of Common Stock (including, without limitation, the Option) will be assigned to his estate.

        (b) In the event of the termination of the employment of the Executive for any reason, all unexercised and exercisable stock options (including, without limitation, the Option) must be exercised by him, or his estate (or heir(s)) as the case may be, before the second anniversary of the termination of his employment, but in no event after the tenth anniversary of the date of grant thereof, and any such stock options not exercised by that date will lapse immediately thereafter.

        (c) In the event of any change in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, then appropriate adjustments in the terms of any unexercised stock options shall be made by the Committee of the Parent Board.

        12. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Employer and for which the Executive may qualify, nor, subject to Section 21, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Employer. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Employer at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

        13. LEGAL FEES. Following any termination of the Executive's employment that gives rise to a right to payments and benefits under Section 9(f) or, during the Transition Period, Sections 9(a) or 9(b), the Employer shall pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Employer, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

        14. NONCOMPETITION AND CONFIDENTIALITY.

        (a) So long as the Executive is employed by the Employer under this Agreement and for the one (1) year period following the Executive's termination of employment for any reason (the "Restricted Period"), the Executive shall not, directly or indirectly, without the prior written consent of the Parent, enter into Competition with the Employer. "Competition" shall mean participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever in a business in competition with and in the same geographic area as any business conducted by the Employer, with regard to which the Executive had responsibilities or had access to confidential information, while employed by the Employer.

        (b) During the Employment Term and thereafter, the Executive shall hold in a fiduciary capacity for the benefit of the Employer all secret or confidential information, knowledge or data relating to the

Employer, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Employer and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Employer, the Executive shall not, without the prior written consent of the Employer or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Employer and those designated by it. In no event shall an asserted violation of the provisions of this Section 14 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under Section 9(f) or, during the Transition Period, Sections 9(a) or 9(b) of this Agreement.

        (c) During the Restricted Period, the Executive will not, directly or indirectly, influence or attempt to influence customers or suppliers of the Employer to divert their business to any competitor of the Employer.

        (d) The Executive recognizes that he possesses and will possess confidential information about other employees of the Employer relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Employer. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Employer in developing its business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Employer. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, solicit or recruit any non-administrative or non-clerical employee of the Employer for the purpose of being employed by the Executive or by any competitor of the Employer on whose behalf the Executive is acting as an agent, representative or employee and that the Executive will not convey any such confidential information or trade secrets about other employees of the Employer to any other person.

        (e) It is further expressly agreed that the Employer will or would suffer irreparable injury if the Executive were to violate the provisions of this Section 14 and that the Employer would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from competing with the Employer in violation of this Agreement.

        (f) The obligations contained in this Section 14 shall survive the termination or expiration of the Executive's employment with the Employer and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 14 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

        15. FULL SETTLEMENT. The Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Unless the Executive's termination of employment gives rise to a right to payments and benefits described in Section 9(f) or, during the Transition Period, Sections 9(a) or 9(b), if the Executive secures other employment, any benefits the Employer is required to provide to the Executive following termination of the Executive's employment shall be secondary to those provided by another employer (if any). However, if the Executive's employment is terminated such that the Executive has a right to payments and benefits under Section 9(f) or, during the Transition Period, Sections 9(a) or 9(b), such amounts shall not be reduced whether or not the Executive obtains other employment.

        16. SUCCESSORS; BINDING AGREEMENT.

        (a) The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of the Agreement and shall entitle the Executive to compensation from the Employer in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in the Agreement, Employer shall mean the Employer as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

        (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devise, legatee, or other designee or, if there be no such designee, to the Executive's estate.

        17. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:If to the Executive:

        At the address shown on the records of the Parent

        If to the Company:

  Essex Group, Inc.
  c/o Superior TeleCom Inc.
  One Meadowlands Plaza
  Suite 200
  East Rutherford, NJ 07073
  Attention: President and Chief Operating Officer

        If to the Parent:

  Superior TeleCom Inc.
  One Meadowlands Plaza
  Suite 200
  East Rutherford, NJ 07073
  Attention: General Counsel

        or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        18. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Parent and the Company as may be specifically designated by the Parent Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of New York without regard to its conflicts of law principles.

        19. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        21. ENTIRE AGREEMENT. This Agreement together with all exhibits and attachments hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, provided, however, that this Agreement should not supersede any existing benefit or agreement which provides such benefit, including, without limitation, life or disability insurance agreements and retirement plans currently in effect.

        22. INDEMNIFICATION. The Employer hereby covenants and agrees to indemnify the Executive and hold him harmless to the fullest extent permitted by law and under the By-laws of the Employer against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys' fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations hereunder. The Employer, within 10 days of presentation of invoices, shall advance to the Executive reimbursement of all legal fees and disbursements incurred by the Executive in connection with any potentially indemnifiable matter. The Employer will cover the Executive under directors' and officers' liability insurance both during and, while potential liability exists (for such reasonable period taking into account the applicable statute of limitations but in no event for less than six years), after the Executive's termination of employment in the same amount and to the same extent as the Employer covers its other officers and directors.

        23. WITHHOLDING TAXES. The Employer may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

        24. REPRESENTATION. The Executive represents and warrants to the Employer that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him form entering into this Agreement or performing all of his obligations hereunder.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SUPERIOR TELECOM INC.
By:
Title:
ESSEX GROUP, INC.
By:
Title:
H. PATRICK JACK

EXHIBIT A

CHANGE OF CONTROL

        For purposes of this Agreement, a "SUT Change of Control" shall mean the occurrence of any of the following events at a time when or as a result of which The Alpine Group, Inc. ("Alpine") owns less than 50% of the Outstanding Parent Voting Securities (as defined below):

        (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Alpine (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Parent where such acquisition causes such Person to own more than 20% or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the "Outstanding Parent Voting Securities") at a time when or as a result of which Alpine owns less than 30% of the Outstanding Parent Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Parent, (ii) any acquisition by the Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Parent Voting Securities reaches or exceeds more than 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Parent, such subsequent acquisition shall be treated as an acquisition that causes such Person to own more than 20% or more of the Outstanding Parent Voting Securities; or

        (b) individuals who, as of the date hereof, constitute the Parent Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Parent Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Parent Board; or

        (c) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent or the acquisition of assets of another corporation ("Business Combination"); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Parent or all or substantially all of the Parent's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Voting Securities and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Parent Board, providing for such Business Combination; or

        (d) approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.

        For purposes of this Agreement, a "Divisional Change of Control" shall mean the occurrence of any of the following: (i) the sale of all or substantially all of the assets of the Company's OEM Group to an unrelated entity; (ii) the sale of all of the outstanding voting securities of an entity holding all or substantially all of the assets of the Company's OEM Group (an "OEM Entity") to an unrelated entity; or (iii) the merger or consolidation of an OEM Entity into an unrelated entity; provided, however, that no Divisional Change of Control shall be deemed to occur if the Executive continues to be chiefly responsible for the assets and business which comprised the Company's OEM Group immediately prior to the occurrence of an event that, but for this proviso, would otherwise constitute a Divisional Change of Control.

        For purposes of this Exhibit A, an unrelated entity is an entity (i) with respect to which 35% or more of such entity is not owned, directly or indirectly, by Steven S. Elbaum, the Company, the Parent, Alpine, any of their majority-owned subsidiaries or the holders of the outstanding voting securities of the Parent or AGI immediately prior to the time of the determination of whether there has occurred a Divisional Change of Control or SUT Change of Control, as applicable; or (ii) which is not an employee benefit plan (or related trust) of the Company, the Parent, AGI or any of their majority-owned subsidiaries.

EXHIBIT B

GOLDEN PARACHUTE PROVISIONS

        (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Exhibit B) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

        (b) Subject to the provisions of paragraph (c), all determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Arthur Andersen LLP or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Parent and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Parent. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control or other change of ownership as defined under Section 280G of the Code, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Parent. Any Gross-Up Payment, as determined pursuant to this Exhibit B, shall be paid by the Parent to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Employer and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Parent should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Parent exhausts its remedies pursuant to paragraph (c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Parent to or for the benefit of the Executive.

        (c) The Executive shall notify the Parent in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Parent of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Parent of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Parent (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Parent notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

      (i) give the Parent any information reasonably requested by the Parent relating to such claim,

      (ii) take such action in connection with contesting such claim as the Parent shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Parent,

      (iii) cooperate with the Parent in good faith in order effectively to contest such claim, and

      (iv) permit the Parent to participate in any proceedings relating to such claim;

        provided, however, that the Parent shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Parent shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Parent shall determine; provided, however, that if the Parent directs the Executive to pay such claim and sue for a refund, the Parent shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Parent's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (d) If, after the receipt by the Executive of an amount advanced by the Parent pursuant to paragraph (c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Parent's complying with the requirements of paragraph (c)) promptly pay to the Parent the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Parent pursuant to paragraph (c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Parent does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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  EXHIBIT 10.3
W I T N E S S E T H
EXHIBIT A CHANGE OF CONTROL
EXHIBIT B GOLDEN PARACHUTE PROVISIONS